EXHIBIT 99.2

                                                             EXECUTION COPY













                         THIRD AMENDED AND RESTATED
                          STOCKHOLDERS' AGREEMENT

                                by and among

                        ORION POWER HOLDINGS, INC.,

           GS CAPITAL PARTNERS II, L.P. (AND CERTAIN AFFILIATES),

         CONSTELLATION ENTERPRISES, INC. (AND CERTAIN AFFILIATES),

                CERTAIN AFFILIATES OF MITSUBISHI CORPORATION

                                    and

              TOKYO ELECTRIC POWER COMPANY INTERNATIONAL B.V.

                         Dated as of April 26, 2000

             THIRD AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

     THIS THIRD AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, dated as of April 26, 2000 (this "Agreement"), is entered into by and among Orion Power Holdings, Inc. (the "Company"), GS Capital Partners II, L.P. ("GSCP II," together with any Affiliate (as defined below) (including without limitation, the Other GSCP Entities, as defined below) to which it assigns any rights and obligations under the Agreement, "GSCP"), GS Capital Partners III, L.P. ("GSCP III"), GS Capital Partners II Offshore, L.P. ("GSCP Offshore"), GS Capital Partners III Offshore, L.P. ("GSCP III Offshore"), Goldman, Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II Germany C.L.P. ("GS Germany") and as nominee for GS Capital Partners III Germany C.L.P. ("GS III Germany"), Stone Street Fund 1998, L.P. ("Stone"), Bridge Street Fund 1998, L.P. ("Bridge,") Stone Street Fund 2000, L.P. ("Stone 2000") and Bridge Street Fund 2000, L.P. ("Bridge 2000," and collectively with GSCP III, GSCP Offshore, GSCP III Offshore, GS Germany, GS III Germany, Stone, Bridge and Stone 2000, the "Other GS Entities"), Constellation Enterprises, Inc. ("Constellation"), Constellation Operating Services, Inc. ("COSI"), Diamond Generating Corporation ("DGC"), Diamond Cayman, Inc. ("DCI"), Mitsubishi International Corporation ("MIC," and collectively with DGC and DCI, "Mitsubishi"), and Tokyo Electric Power Company International B.V. ("TEPCO International").

                            W I T N E S S E T H
                            - - - - - - - - - -

     WHEREAS, GSCP and Constellation Power Source, Inc. ("CPS") have caused the formation of the Company for the purpose of investing in and managing the operations of a portfolio of electric generating assets in the United States and Canada (the "Portfolio Assets");

     WHEREAS, GSCP and CPS entered into a stockholders' agreement (the "Stockholders' Agreement"), dated as of March 10, 1998, by and among the Company, GSCP and Constellation and the other parties named therein, as amended from time to time;

WHEREAS, on November 5, 1999, the Company, GSCP, CPS, Mitsubishi and TEPCO International amended and restated the Stockholders' Agreement in its entirety ( the "Second Amended and Restated Stockholders' Agreement")

WHEREAS, on December 2, 1999, CPS assigned its rights and obligations under the Second Amended and Restated Stockholders' Agreement to Constellation.

WHEREAS, on April 26, 2000, the Company and COSI entered into a Stock Purchase Agreement (the "COSI Purchase Agreement"), pursuant to which the Company agreed to issue to COSI, 12,193.548 shares of Common Stock in consideration for the acquisition of various assets.

     WHEREAS, the parties hereto and the Company anticipate that the Company will conduct an IPO (as defined herein).

     WHEREAS, the parties hereto desire to amend and restate the Second Amended and Restated Stockholders' Agreement in its entirety to set forth the relative rights and obligations of the parties hereto in connection with the management and operation of the Company prior to the anticipated IPO.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

     Section 1. Definitions. As used herein, the following terms shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that, for purposes hereof, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Stockholder.

     "Beneficially Owned" has the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Board" means the Board of Directors of the Company.

     "Book Value" of a share of Common Stock shall mean the stockholders' equity as shown on the books of the Company related to the Common Stock, divided by the number of shares of Common Stock outstanding at the time such calculation is made.

     "Business Day" means any day excluding Saturday, Sunday and any day on which banks in the State of New York are authorized or required by law or other governmental action to close.

     "Capital Call" means notice by the Company that a person is required to purchase Stock pursuant to a Capital Commitment or pursuant to any other Sale of capital stock of the Company prior to an IPO.

     "Capital Commitments" shall mean the respective commitments of GSCP, Constellation, Mitsubishi and TEPCO International to purchase Common Stock pursuant to Section 3(a) of this Agreement.

     "Common Stock" means the common stock, par value $.01 per share, of the Company.

     "Common Stock Equivalents" means securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

     "COSI Shares" means the 12,193.548 shares of Common Stock acquired by COSI pursuant to the COSI Purchase Agreement, including any shares of Common Stock acquired upon any stock split, stock dividend or recapitalization with respect to such shares.

     "Designated Director" means a GSCP Director, Constellation Director or New Investors' Director, as the context requires.

     "Designating Party" means (i) with respect to any GSCP Director, GSCP, GSCP II or GSCP III, as the case may be, (ii) with respect to any Constellation Director, Constellation and (iii) with respect to any New Investors' Director, Mitsubishi and TEPCO International, jointly, which designation shall be communicated to the Company by Mitsubishi.

     "Discretionary Pool" means a pool of Warrants (as defined in Section
5) in the amount set forth in Section 5 which may be (but shall not be required to be) allocated to the Company's management in such amounts, if any, and upon such terms, as the Board, in its sole discretion, deems appropriate.

     "ERISA" means the Employee Retirement Income Security Act of 1974 (and any sections of the Internal Revenue Code of 1986 amended by it) and all regulations promulgated thereunder, as amended.

     "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IPO" means an underwritten offering or series of underwritten offerings pursuant to which the Common Stock becomes registered under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a) in which either (i) the Common Stock issued constitutes at least 20% of the Common Stock or (ii) the gross proceeds to the Company and any Selling Stockholders, in the aggregate, is at least $75 million before deducting underwriting discounts, commissions and offering expenses and (b) which results in the Common Stock being held by at least 500 holders of record within the meaning of Rule 12g5-1 under the Exchange Act.

     "Other Stockholders" means, with respect to any Selling Stockholder, the Stockholders other than the Selling Stockholder or its Affiliates.

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

     "Portfolio Asset" means any electric generating assets located in the United States or Canada.

     "Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

     "Public Sale" means a Sale pursuant to a bona fide underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to Rule 144 under the Securities Act (other than in a privately negotiated
Sale).

     "Sell" means (i) for purposes of this Agreement other than Section 3 and Section 4, to sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily, and (ii) for purposes of Section 3 and
Section 4 of this Agreement only, to issue or in any other way directly or indirectly sell or exchange, or agree to issue, sell or exchange; and the terms "Sale," "Selling" and "Sold" shall have meanings correlative to the foregoing.

     "Stock" means (i) any shares of Common Stock and/or (ii) any Common Stock Equivalents, in each case whether owned as of the date of this Agreement or acquired hereafter.

     "Stockholders" means any holder of Stock or Voting Shares who agrees to be bound by the terms of this Agreement.

     "Strategic Alliance Agreement" means the Strategic Alliance Agreement, dated as of March 10, 1998, between the Company and Constellation.

     "Total Capital Commitments" means the sum of all Capital Commitments.

     "Voting Shares" means any securities of the Company, the holders of which are generally entitled to vote for members of the Board (including, without limitation, all outstanding shares of Common Stock).

     Section 2. Calculations. (a) Except as otherwise set forth in Section 5, for all purposes of this Agreement, the proposed Sale or the Sale of a Common Stock Equivalent shall be treated as the proposed Sale or the Sale of the shares of Common Stock into which such Common Stock Equivalent can be converted, exchanged or exercised.

     (b) Except as set forth herein, the amount of outstanding Common Stock as of any date and the amount of Common Stock owned by a Person hereunder (and the percentage of the outstanding Common Stock owned by a Person) shall be calculated on a Fully Diluted Basis. For the purposes of this Agreement, "Fully Diluted Basis" shall mean (i) giving effect to full funding of the Capital Commitments, (ii) treating all Common Stock Equivalents of the Company then outstanding as having been converted, exchanged or exercised (excluding any Common Stock Equivalents having an exercise or conversion price in excess of the price per share to be paid by the purchaser in the relevant transaction) and (iii) excluding any Common Stock and Common Stock Equivalents owned by Persons other than the Stockholders .

     Section 3.  Commitments.
                 -----------

          (a)  Capital Commitments.
               -------------------

               (i) Subject to the terms of this Agreement, (A) GSCP has committed to purchase an aggregate of 300,000 shares of Common Stock at $1,000 per share, for an aggregate commitment of $300 million, (B) Constellation has committed to purchase an aggregate of 175,000 shares of Common Stock at $1,000 per share, for an aggregate commitment of $175 million, (C) Mitsubishi has committed to purchase an aggregate of 77,419.355 shares of Common Stock at $1,550 per share, for an aggregate commitment of $120 million, which commitment shall be allocated as follows:

               DGC      36,774.194 shares at $1,550.00 per share

               DCI      36,774.194 shares at $1,550.00 per share

               MIC      3,870.967 shares at $1,550.00 per share,

     and (D) TEPCO International has committed to purchase an aggregate of 51,612.903 shares of Common Stock at $1,550 per share, for an aggregate commitment of $80 million (the Capital Commitments pursuant to this Section 3(a) being referred to as the "Capital Commitments"). The number of shares to be purchased and the purchase price per share with respect to each Stockholder's Capital Commitment shall be appropriately adjusted, if necessary, to reflect any stock dividends, stock-splits or reverse stock-splits occurring after the date hereof.

               (ii) On or prior to the date hereof, each Stockholder has purchased shares of Common Stock in complete fulfillment of their respective Capital Commitments.

     Section 4. Limited Preemptive Rights. Prior to an IPO, the Company shall not issue any Common Stock, Common Stock Equivalents or other Company equity securities or convertible equity except in compliance with the provisions of this Section 4. This Section 4 shall not be applicable to (i) the issuance of Company equity securities to a seller of Portfolio Assets in consideration for the sale of such Portfolio Assets, (ii) the issuance of Company equity securities in accordance with Sections 3 and 5 above and
(iii) the issuance of Common Stock in connection with the exercise of Common Stock Equivalents (including, without limitation, the Warrants); provided, however, that in the case of an issuance of the type referred to in clause (i) hereof, Constellation shall have preemptive rights to purchase the portion of the equity in such issuance necessary to prevent its Ownership Percentage (as defined below) from falling below 20% as a result of such issuance, which rights shall be exercisable in the same manner as the limited preemptive rights of all the Stockholders set forth in Sections 4(a) through 4(f) hereof.

     (a) In the event that, prior to an IPO, the Company desires to issue additional Common Stock, Common Stock Equivalents or any units containing Common Stock or Common Stock Equivalents, or any other equity securities or convertible securities, the Company shall (i) notify (a "Section 4 Offer Notice") each of Mitsubishi, TEPCO International, GSCP and Constellation (the "Section 4 Stockholders") describing the type of securities (i.e., Common Stock, Common Stock Equivalents or any units containing Common Stock or Common Stock Equivalents, or any other equity securities or convertible securities) offered for issuance (the "Section 4 Securities"), the purchase price therefor and a summary of the other material terms of the proposed issuance (the "Proposed Price and Terms"), and (ii) offer (the "Section 4 Offer") each of the Section 4 Stockholders the option to acquire, at the Proposed Price and Terms, up to a proportionate amount of shares of the
Section 4 Securities (as applicable, the "Proportionate Securities"), such that:

          (A) in the case of a sale of Common Stock, Common Stock Equivalents or any units containing Common Stock or Common Stock Equivalents, the percentage of the outstanding Common Stock ownership interest of each of the Section 4 Stockholders immediately prior to issuance (the "Ownership Percentage") shall not be diminished as a result of issuance of the Section 4 Securities. The Ownership Percentage of each Section 4 Stockholder as of the date hereof is set forth on Annex A attached hereto. Each Section 4 Stockholder's right to maintain its Ownership Percentage is referred to hereinafter as the "Ownership Maintenance Right"; and

          (B) in the case of a sale of equity securities or convertible securities other than Common Stock, Common Stock Equivalents or any units containing Common Stock or Common Stock Equivalents ("Other Equity"), the percentage of such Other Equity held by each of the
     Section 4 Stockholders shall, for purposes of this Section 4, be deemed to equal such Section 4 Stockholder's Ownership Percentage. Each Section 4 Stockholder's right to maintain a percentage of Other Equity equal to its Ownership Percentage is referred to hereinafter as the "Other Equity Maintenance Right."

     (b) The Section 4 Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Section 4 Offer is accepted during such periods, such offer and acceptance shall be binding on such
Section 4 Stockholder and the Company). Each Section 4 Stockholder shall have the right, for a period of 30 days after delivery of the Section 4 Offer Notice (the "Section 4 Acceptance Period"), to exercise its right to purchase all or any part of its Proportionate Securities at the Proposed Price and Terms. Such exercise shall be made by a Section 4 Stockholder by delivering a written notice to the Company within the Section 4 Acceptance Period specifying the maximum portion of the Section 4 Securities such
Section 4 Stockholder will purchase.

     (c) In the event that any of the Section 4 Stockholders fail to exercise their respective rights to purchase all the Section 4 Securities within the Section 4 Acceptance Period, the Company shall have 120 days from the expiration of the Section 4 Acceptance Period to enter into an agreement (pursuant to which the sale of such securities shall be closed, if at all, within 45 days from the date of such agreement, or such longer period as may be necessary to obtain any required regulatory approval, but in no case to exceed 6 months) to sell to a third party purchaser (the "Section 4 Purchaser") at the Proposed Price and Terms (or at a price and on terms not more favorable to the Section 4 Purchaser than the Proposed Price and Terms) any Section 4 Securities not elected to be purchased by any of the Section 4 Stockholders (the "Excess Section 4 Securities"). The foregoing periods are referred to hereinafter in the aggregate as the "Section 4 Issuance Period." The Company shall provide written notice (the "Notice of Section 4 Sale") to all of the Section 4 Stockholders at least 10 days prior to the closing of the sale of the Excess Section 4 Securities; provided, however, in the case of a Sale in which the Company is to receive non-cash consideration, the Company shall provide the Notice of Section 4 Sale at least 45 days prior to the closing, including information regarding the form of consideration payable by the Section 4 Purchaser.

     (d) In the event that the consideration payable to the Company by a
Section 4 Purchaser for Excess Section 4 Securities is in a form other than cash (excluding marketable securities listed on a national securities exchange or the Nasdaq National Market, the value of which shall be determined by calculation of such securities' average price over the 10 trading days prior to delivery of the Notice of Section 4 Sale), any
Section 4 Stockholder shall have the right to require the Company to commission, at the Company's expense, an appraisal of the value of the non-cash consideration acquired by the Company from the Section 4 Purchaser (the "Appraisal"), by delivery of written notice of the same within 10 days after the receipt of a Notice of Section 4 Sale. The Company shall use its commercially reasonable efforts to complete the Appraisal prior to the expiration of the Section 4 Issuance Period; provided, however, that if the Appraisal is not completed during the original term of the Section 4 Issuance Period, such period shall be extended to the date which is 10 days after such Appraisal is completed. If the Appraisal (or calculation of the value of marketable securities set forth above, if applicable) indicates that the value of the non-cash consideration payable by the Section 4 Purchaser is less than the aggregate value of the per share price, as set forth in the Proposed Price and Terms, for all of the Excess Section 4 Securities, the Company shall not sell the Excess Section 4 Securities to such Section 4 Purchaser unless such Section 4 Purchaser pays the difference to the Company in the form of cash.

     (e) In the event that the Company has not closed the transactions for the sale of all Excess Section 4 Securities, if any, by the termination of the Section 4 Issuance Period, the Company shall not thereafter issue or sell the Excess Section 4 Securities without first offering such securities to the Section 4 Stockholders in compliance with this Section 4.

     (f) All Sales of Section 4 Securities to the Section 4 Stockholders subject to any Section 4 Offer Notice shall be consummated contemporaneously at the offices of the Company on the later of (i) the closing of the Sale of the Excess Section 4 Securities which are Sold to a
Section 4 Purchaser or (ii) the fifth Business Day following the expiration or termination of all waiting periods under HSR applicable to such issuance, or at such other time and/or place as the Company and the Section 4 Stockholders may agree. The delivery of certificates or other instruments evidencing such Section 4 Securities shall be made by the Company on such date against payment of the purchase price for such Section 4 Securities.

     Section 5. Warrants; Reservation of Common Stock. Subject to Section 5(b) herein, (a) At the time of a Capital Call, the Company shall (i) issue warrants for shares of Common Stock to GSCP or Constellation (in accordance with the allocation set forth in this paragraph (a)) and (ii) allocate warrants (or options) for shares of Common Stock to the Discretionary Pool (the warrants (or options) in clauses (i) and (ii) above referred to as the "Warrants") in an amount, for Warrants purchased pursuant to clauses (i) and (ii) above, equal to an aggregate of 15% of the number of shares of Common Stock issued pursuant to such Capital Call plus the number of shares of Common Stock issuable upon conversion or exercise of Common Stock Equivalents issued pursuant to such Capital Call (but not including any Common Stock obtainable upon conversion, exchange or exercise of Preferred Stock). With respect to each Capital Call, 1/3 of the Warrants shall be allocated to the Discretionary Pool and 2/3 shall be allocated to GSCP; provided, however, that with respect to the last $60 million of Capital Contributions made by Constellation, 1/3 of the Warrants shall be allocated to the Discretionary Pool and 2/3 of the Warrants shall be allocated to Constellation. The Warrants shall have exercise prices, in the case of Warrants issued to GSCP and Constellation, equal to the applicable subscription price paid by each Stockholder for Common Stock to which the Warrants relate (i.e., in the case of warrants attributable to Common Stock issued to Mitsubishi and TEPCO International, $1550 per share, and in the case of warrants attributable to Common Stock issued to GSCP and Constellation, $1000 per share, as adjusted for stock-splits, reverse stock-splits and stock dividends) and, in the case of Warrants allocated to the Discretionary Pool, as the Board in its sole discretion shall determine. In the event that the Company issues any Warrants to GSCP and/or Constellation pursuant to this Section 5(a) in excess of the aggregate amounts set forth in Section 5(b), such Warrants shall be of no force or effect, and the Company and GSCP or Constellation, as applicable, shall promptly terminate such excess Warrants.

     (b) Notwithstanding anything herein to the contrary, (i) in no event shall the Company issue to GSCP warrants to purchase more than 64,004 shares of Common Stock in the aggregate and (ii) in no event shall the Company issue to Constellation warrants to purchase more than 7,059 shares of Common Stock in the aggregate. After the maximum number of Warrants under this Agreement are issued to GSCP and Constellation as set forth in the preceding sentence (such number being referred to herein as the "Stockholder Limit"), at the time of a Capital Call (including any portion of a Capital Call with respect to which Warrants were not issued before the Stockholder Limit was reached), the Board, in its discretion, may allocate Warrants to the Discretionary Pool in an amount equal to an aggregate of 5% of the number of shares of Common Stock issued pursuant to such Capital Call (excluding any shares with respect to which Warrants were issued before the Stockholder Limit was reached) plus the number of shares of Common Stock issuable upon conversion or exercise of Common Stock Equivalents issued pursuant to such Capital Call (excluding any shares with respect to which Warrants were issued before the Stockholder Limit was reached).

     (c) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit exercise of the Warrants. All shares of Common Stock which are so issuable shall, when issued, in accordance with this Section 5 and upon receipt by the Company of the exercise price therefor, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

     Section 6.  Corporate Governance.
                 --------------------

     6.1. Board of Directors.
          ------------------

     (a) As of the date hereof, the Board shall be comprised of eight members. Prior to an IPO and subject to Sections 8(c) and (d): (i) GSCP II shall have the right to designate three persons to serve as members of the Board and GSCP III shall have the right to designate one person to serve as a member of the Board (such members being collectively referred to herein as "GSCP Directors"), (ii) Constellation shall have the right to designate one member of the Board (such member being referred to herein as the "Constellation Director"), (iii) Mitsubishi and TEPCO International shall jointly have the right to designate one member of the Board (such member being referred to herein as the "New Investors' Director"), which designation shall be communicated to the Company by Mitsubishi, (iv) the Chief Executive Officer of the Company shall be appointed by the Board and shall serve as a member of the Board, and (v) the Board may appoint a person to serve as a member of the Board and to act as Chairman of the Board. In addition, Mitsubishi and TEPCO International shall jointly have the right to appoint one designated, non-voting observer to attend all meetings of the Board (the "New Investors' Observer"), which designation shall be communicated to the Company by Mitsubishi.

     (b) Prior to an IPO, at any regular or special meeting of shareholders called for the purpose of electing members to serve on the Board, or, to the extent permitted by the Certificate of Incorporation, in any written consent electing members to serve on the Board executed in lieu of such a meeting, each of the parties hereto agrees to vote all Voting Shares held by it, and to take all other necessary action, to cause the Board to be comprised of the GSCP Directors, the Constellation Director, the New Investors' Director and the Chief Executive Officer of the Corporation.

     6.2.  Vacancies; Removal.
           ------------------

     (a) Subject to Section 6.2(b), each Designated Director shall hold his office until his death or until his successor shall have been duly elected and qualified. If any Designated Director shall cease to serve as a director of the Company for any reason, the vacancy resulting thereby shall be filled by another Person selected by his Designating Party.

     (b) No Designated Director shall be removed from office without the written consent of his Designating Party. With respect to any Designated Director, at the request of his Designating Party, all Stockholders shall take such action requested by such Designating Party to remove such Designated Director from office.

     6.3. Telephonic Board Meetings. The Company shall take or cause to be taken all necessary actions, including, without limitation, causing its By-Laws to make due provision, to allow any member of the Board to telephonically attend any meeting of the Board.

     6.4.  Directors' Indemnification.
           --------------------------

     (a) The Certificate of Incorporation, By-Laws and other organizational documents of the Company shall at all times, to the fullest extent permitted by law, provide for indemnification of, advancement of expenses to, and limitation of the personal liability of, the members of the Board and such other persons, if any, who, pursuant to a provision of such Certificate of Incorporation, By-laws or other organizational documents, exercise or perform any of the powers or duties otherwise conferred or imposed upon members of the Board. Such provisions may not be amended, repealed or otherwise modified in any manner adverse to any member of the Board until at least six years following the date that none of GSCP II, GSCP III, Constellation or Mitsubishi and TEPCO International, jointly, is entitled to designate any Designated Director.

     (b) Each member of the Board is intended to be a third-party beneficiary of the obligations of the Company pursuant to this Section 6.4, and the obligations of the Company pursuant to this Section 6.4 shall be enforceable by each member of the Board.

     6.5. Cooperation. Each Stockholder shall vote all of its or his Voting Shares and shall take all other necessary or desirable actions within its or his control (including, without limitation, attending all meetings in person or by proxy for purposes of obtaining a quorum and/or executing all written consents in lieu of meetings, as applicable), and the Company shall take all necessary and desirable actions within its control (including, without limitation, providing therefor in its organizational documents and/or calling special Board and Stockholder meetings), to effectuate the provisions of this Section 6.

     6.6.  Irrevocable Proxy.
           -----------------

     (a) In order to secure each Stockholder's obligation to vote his, her or its Voting Shares in accordance with the provisions of Section 6 of this Agreement, each Stockholder hereby appoints GSCP as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his, her or its Voting Shares of the Company as is necessary to enforce the rights of GSCP under Section 6 of this Agreement until such rights are terminated in accordance with the terms of this Agreement. GSCP may exercise the irrevocable proxy granted to it hereunder at any time any Stockholder fails to comply with any provision of Section 6 of this Agreement granting GSCP rights thereunder. The proxies and powers granted by each Stockholder pursuant to this Section 6.6(a) are coupled with an interest and are given to secure the performance of the Stockholder's obligations to GSCP under Section 6 of this Agreement. Such proxies and powers will be effective until an IPO, at which time such proxies and powers shall terminate. Such proxies and powers shall survive the death, incompetency and disability of each Stockholder.

     (b) In order to secure each Stockholder's obligation to vote his, her or its Voting Shares in accordance with the provisions of Section 6 of this Agreement, each Stockholder hereby appoints Constellation as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his, her or its Voting Shares of the Company as is necessary to enforce the rights of Constellation under Section 6 of this Agreement until such rights are terminated in accordance with the terms of this Agreement. Constellation may exercise the irrevocable proxy granted to it hereunder at any time any Stockholder fails to comply with any provision of Section 6 of this Agreement granting Constellation rights thereunder. The proxies and powers granted by each Stockholder pursuant to this Section 6.6(b) are coupled with an interest and are given to secure the performance of the Stockholder's obligations to Constellation under
Section 6 of this Agreement. Such proxies and powers will be effective until an IPO, at which time such proxies and powers shall terminate. Such proxies and powers shall survive the death, incompetency and disability of each Stockholder.

     (c) In order to secure each Stockholder's obligation to vote his, her or its Voting Shares in accordance with the provisions of Section 6 of this Agreement, each Stockholder hereby appoints Mitsubishi as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his, her or its Voting Shares of the Company as is necessary to enforce the rights of Mitsubishi and TEPCO International under Section 6 of this Agreement until such rights are terminated in accordance with the terms of this Agreement. Mitsubishi may exercise the irrevocable proxy granted to it hereunder at any time any Stockholder fails to comply with any provision of Section 6 of this Agreement granting Mitsubishi or TEPCO International rights thereunder. The proxies and powers granted by each Stockholder pursuant to this Section 6.6(c) are coupled with an interest and are given to secure the performance of the Stockholder's obligations to Mitsubishi and TEPCO International under
Section 6 of this Agreement. Such proxies and powers will be effective until an IPO, at which time such proxies and powers shall terminate. Such proxies and powers shall survive the death, incompetency and disability of each Stockholder.

     6.7. Management Rights. The Company acknowledges that the provisions of Section 6 of this Agreement are intended to provide GSCP and Constellation, Mitsubishi and TEPCO International with "contractual management rights" within the meaning of Section 2510.3-101 of the U.S. Department of Labor Code of Regulations.

     Section 7.  Restrictions on Sales of Stock by Stockholders.
                 ----------------------------------------------

     (a) Subject to Section 7(b) and Section 7(c), no Stockholder shall Sell any Stock , whether owned on the date hereof or acquired hereafter, without first, if applicable, complying with the provisions of Section 8 hereof.

     (b) Anything contained in this Agreement to the contrary notwithstanding, any transferee of Stock who is not a Stockholder shall upon consummation of, and as a condition to, such Sale execute and deliver to the Company (which the Company shall then deliver to all other Stockholders) an agreement pursuant to which it agrees to be bound by the terms of this Agreement and such transferee shall thereafter be deemed to be a Stockholder for all purposes of this Agreement.

     (c) Any Sale or attempted Sale of Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Sale on its books or treat any purported transferee of such Stock as the owner of such Stock for any purpose.

     Section 8.  Stockholder Sale of Stock/ Right of First Offer.
                 -----------------------------------------------

     (a) Subject to Section 8(a)(viii) and Section 11 hereof, no
Stockholder may Sell any Stock to any Person except in accordance with the following procedures:

          (i) The Stockholder wishing to Sell Stock (together with its Affiliates, the "Selling Stockholder") shall first deliver to the Company and the other Stockholders a written notice (a "Section 8 Offer Notice"), which shall (i) state the Selling Stockholder's intention to Sell Stock, the amount and type of Stock intended to be Sold (the "Subject Stock"), the proposed purchase price therefor and a summary of the other material terms of the proposed Sale (without any requirement to identify the proposed transferee) and (ii) offer the Company the option to acquire all or a portion of such Subject Stock upon the terms and subject to the conditions of the proposed Sale as set forth in the Section 8 Offer Notice (the "Section 8 Offer"); provided that such Section 8 Offer may provide that it must be accepted by the Company and the other Stockholders other than such Selling Stockholder (the "Other Stockholders") on an all or nothing basis (an "All or Nothing Sale"). The Section 8 Offer shall remain open and irrevocable for the periods set forth below (and, to the extent the Section 8 Offer is accepted during such periods, until the consummation of the Sale contemplated by the Section 8 Offer). Subject to Section 8(a)(vii) hereof, the Company shall have the right and option, for a period of 20 days after delivery of the Section 8 Offer Notice (the "Section 8(a)(i) Acceptance Period"), to accept all or any part of the Subject Stock at the purchase price, in cash, and on the terms stated in the Section 8 Offer Notice; provided, however, that, if the Section 8 Offer contemplated an All or Nothing Sale, the Company may accept, during the Section 8(a)(i) Acceptance Period, at the purchase price and on the terms stated in the Section 8 Offer Notice, either (x) all, but not less than all of the Subject Stock or
     (y) less than all of the Subject Stock, provided that such offer and acceptance shall be conditioned upon the Other Stockholders purchasing pursuant to Section 8(a)(ii) any Subject Stock not purchased by the Company. If a Section 8 Offer is accepted, the Company shall be irrevocably obligated to consummate the purchase as set forth in
     Section 8(a)(iv) below. Such acceptance shall be made by delivering a written notice to the Selling Stockholder and each of the Other Stockholders, if any, within the Section 8(a)(i) Acceptance Period.

          (ii) If the Company shall fail to accept, or shall reject in writing, any or all of the Subject Stock offered for Sale pursuant to the Section 8 Offer, then, upon the earlier of the expiration of the
     Section 8(a)(i) Acceptance Period or the receipt of a written notice of rejection by the Company, each Other Stockholder shall have the right and option, for a period of 15 days thereafter (but in no event for a period less than 30 days after the Section 8 Offer Notice is delivered to the Stockholders) (the "Section 8(a)(ii) Acceptance Period"), to accept all or any part of the Subject Stock so offered and not accepted by the Company (the "Refused Stock") at the purchase price, in cash, and on the terms stated in the Section 8 Offer Notice; provided, however, that if the Section 8 Offer required an All or Nothing Sale, such offer and acceptance shall be conditioned upon the Other Stockholders purchasing all, but not less than all, of the Refused Stock. Such acceptance shall be made by delivering a written notice to the Company and the Selling Stockholder within the Section 8(a)(ii) Acceptance Period specifying the maximum number of shares such Other Stockholder will purchase (the "First Offer Shares"). If, upon the expiration of the Section 8(a)(ii) Acceptance Period, the aggregate amount of First Offer Shares exceeds the amount of Refused Stock, the Refused Stock shall be allocated among the Other Stockholders as follows: (i) first, each Stockholder shall be entitled to purchase up to its proportionate percentage of Refused Stock (which proportionate percentage shall equal the Stockholder's proportionate percentage ownership of outstanding Common Stock) ("Proportionate Percentage"); (ii) second, if any shares of Refused Stock have not been allocated for purchase pursuant to (i) above (the "Remaining Shares"), each Stockholder (an "Oversubscribed Stockholder") which had offered to purchase a number of shares of Refused Stock in excess of its Proportionate Percentage of Refused Stock pursuant to (i) above, shall, for a period of 10 days after receiving notice of the existence of the Remaining Shares (the "Remaining Share Acceptance Period"), be entitled to purchase an amount of Remaining Shares up to its Proportionate Percentage (treating only Oversubscribed Stockholders as Stockholders for these purposes) of the Remaining Shares; and (iii) third, the process set forth in (ii) above shall be repeated with respect to any shares of Refused Stock not allocated for purchase until all shares of Refused Stock are allocated for purchase. Any Stockholder which does not commit to purchase its Proportionate Percentage of Remaining Shares during the related Remaining Share Acceptance Period shall not be eligible to purchase any more of the Subject Stock in subsequent Remaining Share Acceptance Periods in the subject Section 8 Offer.

          (iii) If effective acceptance shall not be received pursuant to Sections 8(a)(i) and 8(a)(ii) above with respect to all of the Subject Stock offered for Sale pursuant to the Section 8 Offer Notice, then the Selling Stockholder may Sell all or any portion of the Stock so offered for Sale and not so accepted, at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Section 8 Offer Notice at any time within 120 days after the expiration of the Section 8(a)(ii) Acceptance Period (or such longer period as may be necessary to obtain any required regulatory approval, but in no case to exceed 6 months) (the "Sale Period"); provided, however, that if the Section 8 Offer contemplated an All or Nothing Sale, the Selling Stockholder may sell all, but not less than all, of the Subject Stock. To the extent the Selling Stockholder Sells all or a portion of the Stock so offered for Sale during the Sale Period, the Selling Stockholder shall promptly notify the Company, and the Company shall promptly notify the Other Stockholders, as to (i) the number of shares of Stock, if any, that the Selling Stockholder then owns, (ii) the number of shares of Stock that the Selling Stockholder has Sold, (iii) the terms of such Sale and (iv) the identity of the purchaser(s) of any shares of Stock Sold. In the event that all of the Stock is not Sold by the Selling Stockholder during the Sale Period, the right of the Selling Stockholder to Sell such unsold Stock shall expire and the obligations of this Section 8 shall be reinstated; provided, however, that, in the event that the Selling Stockholder determines, at any time during the Sale Period, that the Sale of all of the Stock on the terms set forth in the Section 8 Offer Notice is impractical, the Selling Stockholder may terminate the offer and reinstate the procedure provided in this
     Section 8 without waiting for the expiration of the Sale Period; and provided further, however, that the Selling Stockholder shall not give a Section 8 Offer Notice with respect to a transaction which would require compliance with this Section 8 for a period of at least 60 days from the last day of the Sale Period.

          (iv) In the event that the consideration payable to the Selling Stockholder by the third party purchaser is in a form other than cash (excluding marketable securities listed on a national securities exchange or the Nasdaq National Market, the value of which shall be determined by calculation of such securities' average price over the 10 trading days prior to delivery of the Section 8 Appraisal Notice (as defined herein)), the Selling Stockholder shall deliver notice to the Company and the Other Stockholders at least 30 days prior to the closing of the sale of the Subject Stock, including information regarding the form of consideration payable by the purchaser (the "Section 8 Appraisal Notice"). The Company or any of the Other Stockholders shall have the right to require the Selling Stockholder to commission, at the Selling Stockholder's expense, an appraisal of the value of the non-cash consideration acquired by the Selling Stockholder from the third party purchaser (the "Section 8 Appraisal"), by delivery of written notice of the same within 10 days after the receipt of a Section 8 Appraisal Notice. The Selling Stockholder shall use its commercially reasonable efforts to complete the Section 8 Appraisal prior to the expiration of the Sale Period; provided, however, that if the Section 8 Appraisal is not completed during the original term of the Sale Period, such period shall be extended to the date which is 10 days after such Section 8 Appraisal is completed. If the Section 8 Appraisal (or calculation of the value of marketable securities set forth above, if applicable) indicates that the value of the non-cash consideration payable by the third party purchaser is less than the aggregate value of the per share price, as set forth in the Section 8 Offer Notice, for all of the Subject Stock, the Selling Stockholder shall not sell the Subject Stock to such purchaser unless such purchaser pays the difference to the Selling Stockholder in the form of cash.

          (v) All Sales of Subject Stock to the Company or to one or more Other Stockholders subject to any Section 8 Offer Notice shall be consummated at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, or at such other place as the parties to such sales may agree, on the later of (i) a mutually satisfactory Business Day within 20 days after the expiration of the Section 8(a)(i) Acceptance Period or the Section 8(a)(ii) Acceptance Period, as applicable, or, in the case of Remaining Shares sold in multiple rounds, within 10 days after the expiration of the last Remaining Share Acceptance Period, or (ii) if applicable, the fifth Business Day following the expiration or termination of all waiting periods under HSR, or the receipt of any other regulatory approvals applicable to such sales, or at such other time as the parties to such sales may agree. The delivery of certificates or other instruments evidencing such Subject Stock duly endorsed for transfer shall be made on such date against payment of the purchase price for such Subject Stock.

          (vi) So long as GSCP or any of its Affiliates is the Selling Stockholder, without the unanimous consent of the Other Stockholders, the Company shall not accept, and shall immediately reject, any
     Section 8 Offer.

          (vii) In addition to the foregoing procedures, to the extent applicable, the provisions of Sections 16 and 17 shall apply.

          (viii) The provisions of this Section 8: (i) shall not apply to any Sale of Stock by a Stockholder to an Affiliate of such Stockholder, (ii) shall not apply to any Sale of Stock by Mitsubishi or its Affiliates to TEPCO International or its Affiliates or any Sale of Stock by TEPCO International or its Affiliates to Mitsubishi or its Affiliates, (iii) shall not apply to any Sale of Stock by a Stockholder or its Affiliates in an IPO, (iv) shall not apply to any Sale of Stock by COSI or its Affiliates to the Company in accordance with the COSI Purchase Agreement, (v) shall terminate upon an IPO, and
     (vi) shall not permit the Sale of Stock to an entity which, as a result of such entity holding an ownership interest in the Company, would have a material adverse regulatory effect on the ability of the Company or its subsidiaries or any Stockholder or its Affiliates (a) to sell power at market-based rates or (b) to acquire additional generating assets in the United States or Canada and to sell such power at market-based rates.

     (b) In connection with any Sale of Stock by a Stockholder or its Affiliates, a Selling Stockholder may, but shall not be required to, assign to the purchaser of such Stock (the "Purchaser") a portion of the Selling Stockholder's unfulfilled obligation, as of the time of such Sale, pursuant to Section 3(a) of this Agreement, which portion shall not exceed the percentage that the number of shares of Stock being sold to such Purchaser by the Stockholder and its Affiliates bears to the aggregate number of shares of Stock purchased by the Stockholder and its Affiliates, as of the time of such Sale, pursuant to Section 3 of this Agreement; provided, however, no such assignment shall relieve the Selling Stockholder from its obligations under this Agreement to fulfill such Capital Commitment in full to the extent not fulfilled by the Purchaser pursuant to such assignment, including as a result of any default by the Purchaser.

     (c) In the event that, in a transaction or series of related or unrelated transactions, GSCP and its Affiliates Sell, pursuant to this
Section 8, (i) between 40% and 80% of the number of shares of Stock of the Company held by it, GSCP shall lose its right to designate two of its Designated Directors pursuant to Section 6.1 hereof or (ii) more than 80% of the number of shares of Stock of the Company held by it, (x) GSCP shall lose its right to designate all of its Designated Directors pursuant to
Section 6.1 hereof and (y) GSCP's rights pursuant to Sections 14 and 17 hereof shall be of no further force or effect.

     (d) In the event that, in a transaction or series of related or unrelated transactions, (i) Constellation and its Affiliates Sell, pursuant to this Section 8, greater than 50% of the number of shares of Stock held by it, Constellation shall lose its right to designate its Designated Director pursuant to Section 6.1 hereof or (ii) Mitsubishi or TEPCO International and their respective Affiliates Sell (excluding sales to Mitsubishi or TEPCO International or their respective Affiliates) greater than 50% of the number of shares of Stock held by Mitsubishi and TEPCO International, collectively, Mitsubishi and TEPCO International shall lose the right to designate their Designated Director and their right to appoint the New Investors' Observer pursuant to Section 6.1 hereof.

     Section 9. Stockholder Approval. The consent of the holders of two-thirds (2/3) of the issued and outstanding shares of Common Stock shall be required for any of the following actions:

     (a) The Company's redemption or repurchase of any Common Stock or Preferred Stock in excess of an aggregate amount of $25,000,000, except in connection with (i) the Company's exercise of its rights pursuant to
Section 8 or Section 11 hereof (ii) pursuant to any employment or option agreement to which the Company is a party, or (iii) pursuant to the COSI Purchase Agreement;

     (b) Any material amendment or repeal of the Company's Certificate of Incorporation or By-laws; or

     (c) Any material changes to the Company's business of investing in, owning and operating electric utility assets and related businesses.

     Section 10. PUHCA, FPA and Market-Based Rates. (a) Each Stockholder agrees with each other Stockholder that it will not allow the Company to, and the Company agrees that it will not, acquire, directly or indirectly, any of the voting securities of, nor will it allow the Company to, and the Company agrees that it will not, become, (i) a "public-utility company" (as such term is defined in the Public Utility Holding Company Act of 1935 ("PUHCA") or (ii) an "affiliate" (as such term is defined in Section 2(a) 11(A) of PUHCA) or a "holding company" (as such term is defined in PUHCA) with respect to any such public-utility company nor will it allow the Company to, and the Company agrees that it will not, become a "public utility" (as such term is defined in the Federal Power Act (the "FPA")), in each case so long as PUHCA and/or the FPA are in effect and so long as acquiring any such securities or becoming any of the entities identified above imposes material regulatory or other restrictions on the Company or the Stockholders. Notwithstanding the preceding sentence, filings with the Federal Energy Regulatory Commission to qualify as an "exempt wholesale generator" (as such term is defined in PUHCA) or a "qualifying facility" (as such term is defined in the Public Utility Regulatory Policies Act of 1978) or other necessary filings by the Company or any of its Stockholders to effectuate the acquisition of a Portfolio Asset shall be permitted.

     Notwithstanding any other provision of this Agreement, each Stockholder agrees with each other Stockholder, and the Company agrees, that the Company shall not knowingly sell Stock to any Person if such sale would impose material regulatory or other restrictions on the Company or any Stockholder under PUHCA.

     (b) Each Stockholder agrees with each other Stockholder that it will not, and will not allow the Company, and the Company agrees that it will not: (i) acquire Portfolio Assets which acquisition would have a material adverse regulatory effect on the ability of the Company, a Stockholder or its Affiliates to sell power at market-based rates; (ii) permit a Sale of Stock to a Person which Sale would have a material adverse regulatory effect on the ability of the Company, a Stockholder or its Affiliates to sell power at market-based rates; or (iii) take any other action which would have a material adverse regulatory effect on the ability of the Company, a Stockholder or its Affiliates to sell power at market-based rates; provided, however, that in connection with any bid or any other actions by the Company which would result in any of the actions set forth in clauses (i), (ii) and (iii) above, each of the Company and each Stockholder will take such reasonable steps considering the facts and circumstances, as expeditiously as is practicable, as are necessary to structure the proposed transaction in order to mitigate the circumstances to avoid any material adverse regulatory effect on the ability of the Company, such Stockholder or its Affiliates to sell power at market-based rates.

     Section 11. Certain Acquisitions of Interests. If an interest in any Stockholder, or any of its Affiliates (any such entity referred to as the "Subject Entity" for purposes of this Section), is directly or indirectly acquired (an "Acquisition Event") by an entity which, as a result of such entity holding an ownership interest in the Subject Entity, would have a material adverse regulatory effect on the ability of the Company or its subsidiaries or any Stockholder or its Affiliates (A) to sell power at market-based rates or (B) to acquire additional generating assets in the United States or Canada and to sell such power at market-based rates (a "Regulatory Restriction"), then:

               (a) the Subject Entity, and any applicable Affiliate of such Subject Entity, shall attempt to cure ("Cure") the Regulatory Restriction by either (i) taking such steps, as expeditiously as is practicable, as are necessary to mitigate ("Mitigation Efforts") the circumstances to avoid the implication of the Regulatory Restriction on the Company (including, without limitation, transferring its Stock ownership in the Company to an affiliate that, notwithstanding such entity holding an ownership interest in the Company, would not impose a Regulatory Restriction) or (ii) Selling at least that number of shares of Stock, for cash, in a Sale that would avoid the implication of the Regulatory Restriction on the Company (a "Curing Sale"), in accordance with and subject to the following (which provisions, rather than the provisions of Section 8(a) hereof, shall govern such Curing Sale):

                    (i) If the Subject Entity shall agree upon the material terms of a potential Curing Sale with an entity or group of entities (the "Potential Buyer"), the ownership of the Stock to be sold in the Curing Sale by which would not cause a Regulatory Restriction, the Subject Entity shall, at least 15 days prior to the Outside Cure Date (as defined in Section 11(b)), deliver to the Company a written notice (a "Section 11 Offer Notice"), which shall (a) state the Subject Entity's intention to Sell Stock to the Potential Buyer, the identity or identities of the Potential Buyer, the amount of Stock intended to be Sold (the "Subject Stock"), the proposed purchase price therefor and a summary of the other material terms of the potential Curing Sale and (b) offer (the "Section 11 Offer") the Company the option to purchase for cash, in lieu of the Potential Buyer, the Subject Stock at the purchase price set forth in the Section 11 Offer Notice. The
          Section 11 Offer shall remain open and irrevocable for a period of 10 Business Days after delivery of the Section 11 Offer Notice (the "Section 11 Acceptance Period"), during which time the Company shall have the right to accept the Section 11 Offer; provided that the Subject Entity's Designated Directors shall not participate in any vote of the Board as to whether such Section 11 offer shall be accepted, except for purposes of establishing the requisite quorum for such vote. If a Section 11 Offer is accepted, the Company shall be irrevocably obligated to consummate the purchase as set forth in Section 11(a)(iii) below. Such acceptance shall be made by delivering a written notice to the Subject Entity within the Section 11 Acceptance Period.

                    (ii) If effective acceptance of the Section 11 Offer shall not be given as set forth in Section 11(a)(i), then the Subject Entity may Sell the Subject Stock, subject to the time period set forth in Section 11(b) hereof, at the price and on the terms set forth in the Section 11 Offer Notice.

                    (iii) All Sales of Subject Stock to the Company subject to any Section 11 Offer Notice shall be consummated at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, or at such other place as the parties may agree, on a mutually satisfactory Business Day within the Outside Cure Date (as defined in Section 11(b) below.)

               (b) Notwithstanding any provision contained in this Section 11, if the Subject Entity fails to Cure the Regulatory Restriction either through Mitigating Efforts or consummating a Curing Sale within 30 days after the closing of the Acquisition Event (the "Outside Cure Date"), then the Company shall have the right (the "Purchase Right"), exercisable by the Company by delivering written notice to the Subject Entity within 30 days of the Outside Cure Date, to purchase that portion of the Stock owned by the Subject Entity which would avoid the imposition of a Regulatory Restriction on the Company (such Stock to be purchased referred to as the "Company Subject Stock"), in accordance with the following:

                    (i) Prior to an initial public offering of the Common Stock of the Company, the Company shall have the right to purchase the Company Subject Stock from the Subject Entity at a price equal to the lesser of (x) the price paid by the Subject Entity for the Company Subject Stock ("Cost") (calculated using the weighted average price paid per share of all Common Stock purchased by the Subject Entity times the number of shares of Company Subject Stock) and (y) the Book Value of such Company Subject Stock times the number of shares of Company Subject Stock.

                    (ii) Subsequent to an initial public offering of the Common Stock of the Company, the Company shall have the right to purchase the Company Subject Stock from the Subject Entity at a price equal to the lower of (a) Cost or (b) Fair Market Value. Fair Market Value shall be defined as the average of the closing sale prices during the 10 trading days immediately preceding the date on which the Purchase Right is accepted of a share of Stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if the Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if the Stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or, if the Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Stock during the 10 trading days period preceding the date on which the Purchase Right is accepted on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use.

                    (iii) If the Company shall exercise its Purchase Right, then the closing of such Purchase Right shall be consummated at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, within 20 days of the date on which the Purchase Right is accepted, or at such other place and time as the parties may agree.

     Section 12. Operating Services and Power Sales and Brokering Services. With respect to each Portfolio Asset, CPS will be the exclusive provider of power marketing and risk management services pursuant to, and subject to, that certain Strategic Alliance Agreement between the Company and Constellation, dated as of March 10, 1998, and any operating agreements entered into thereunder.

     Section 13. Fees. In addition to any fees payable to GSCP or any of its Affiliates with respect to any financing relating to the Company and any fees payable under the Strategic Alliance Agreements, the Company shall pay in cash to GSCP, Constellation, DGC and TEPCO International an investment banking fee in connection with each acquisition of Portfolio Assets by the Company equal to 1% of the aggregate consideration (including the assignment of debt) paid by the Company in such acquisition transaction or, in the event such fee, in the view of GSCP and the Company, is not obtainable, such other amount that is commercially reasonable in connection with such transaction as is agreed by GSCP and the Company. Any such investment banking fee shall be paid to GSCP, Constellation, DGC and TEPCO International on a proportionate percentage (which proportionate percentage shall equal each of GSCP, Constellation, Mitsubishi and TEPCO International's respective proportionate percentage ownership of outstanding Common Stock but without giving effect to any outstanding Common Stock Equivalents, including warrants).

     Section 14. Investment Banker. Goldman Sachs will have the right to provide all investment banking services to the Company. Such services shall be provided on arms-length terms, conditions and pricing.

     Section 15. Transactions with Affiliates. All transactions after the date hereof between the Company and the Stockholders or their respective Affiliates shall be based on arm's length negotiation which result in market-based price, terms and conditions. The parties hereby agree and acknowledge that, as of the date hereof, the Company is party to a Non-Competition Agreement with each of Mitsubishi, TEPCO International and certain Affiliates of Constellation (Baltimore Gas & Electric Company and Constellation Power, Inc.).

     Section 16. Tag-Along and Change of Control Rights. (a) Subject to
Section 16(d) below, prior to an IPO, in the event that, following compliance with the provisions of Section 8 hereof, a Stockholder proposes to Sell (a "Disposition") (other than pursuant to an IPO) any Stock to a Person other than an Affiliate of such Stockholder and other than to the Other Stockholders (a "Purchaser") then such party (the "Proposing Holder") shall provide notice (a "Proposal Notice") of such proposed Disposition to the Other Stockholders no later than twenty (20) days prior to the proposed closing of such Disposition (which 20 day period may run concurrently with the periods set forth in Section 8, to the extent applicable). Each Proposal Notice shall describe in reasonable detail the terms of the proposed Disposition, including, without limitation, (i) the identity and address of the Purchaser, (ii) the proposed amount to be paid by the Purchaser to the Proposing Holder, (iii) the amount and type of Stock proposed to be Sold and (iv) any other material terms or conditions of such proposed Disposition, and shall include a statement to the effect that the Purchaser has been informed of the Tag-Along Rights (as defined herein) and an acknowledgment by the Purchaser indicating that it has been so informed and agrees to such terms. A copy of the Proposal Notice shall promptly be sent to the Company.

          (b) Subject to Sections 16(c) and 16(d) below, with respect to each proposed Disposition, prior to an IPO, the Stockholders shall have the following right (the "Tag-Along Right"): each Other Stockholder shall have the right to require the Purchaser to purchase from such Other Stockholder and at the Disposition Price (as defined below) all or a portion of the number of shares of Common Stock which represents the number of shares of Common Stock obtained by multiplying (A) a fraction, the numerator of which is the number of shares of Common Stock represented by the Stock proposed to be Sold (as indicated in the Proposing Notice) and the denominator of which is the number of shares of Common Stock Beneficially Owned by the Proposing Holder as of the date of the Proposal Notice, times (B) the number of shares of Common Stock Beneficially Owned by the Other Stockholder as of the date of the Proposal Notice.

          (c) If the Purchaser declines to purchase all of the shares of Common Stock of the Proposing Holder and each Other Stockholder to be sold pursuant to Section 16(b) hereof, then each Other Stockholder shall have the right to require the Purchaser to purchase from such Other Stockholder and at the Disposition Price all or a portion of the number of shares of Common Stock which represents the number of shares of Common Stock obtained by multiplying (A) a fraction, the numerator of which is the number of shares of Common Stock represented by the Stock proposed to be Sold (as indicated in the Proposing Notice) and the denominator of which is the number of shares of Common Stock Beneficially Owned by all of the Stockholders as of the date of the Proposal Notice, times (B) the number of shares of Common Stock Beneficially Owned by such Other Stockholder as of the date of the Proposal Notice. The number of shares sold by the Proposing Holder shall be reduced to the extent any of the Other Stockholders choose to exercise their rights under this Section.

          (d) The provisions of this Section 16 shall not apply to Sales of Stock from (i) Mitsubishi and/or its Affiliates to TEPCO International and/or its Affiliates or to Sales of Stock from TEPCO International and/or its Affiliates to Mitsubishi and/or its Affiliates, or (ii) COSI to the Company, in accordance with the COSI Purchase Agreement.

          (e) For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "Disposition Price" shall mean (i) with respect to a share of Common Stock, the Per Share Price and (ii) with respect to a Common Stock Equivalent, an amount substantially equal to the Per Share Price taking into account the nature of the Common Stock Equivalent, including its exercise price, if applicable.

          "Per Share Price" shall mean an amount equal to the quotient obtained by dividing (i) the aggregate purchase price to be paid by the Purchaser in respect of such Stock by (ii) the number of shares of Common Stock proposed to be sold by the Proposing Holder as set forth in the Proposal Notice.

          (f) Each Stockholder electing to exercise its Tag-Along Rights shall give written notice of its election to the Proposing Holder no later than twenty (20) days after its receipt of a Proposal Notice (the
"Expiration Date").

          (g) All Sales of Stock to the Purchaser shall be consummated contemporaneously at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, 10004 on the later of (i) a mutually satisfactory Business Day as soon as practicable, but not more than 60 days after the Expiration Date, or such longer period as may be necessary to obtain any required regulatory approval, but in no case to exceed 6 months or (ii) the fifth Business Day following the expiration or termination of all waiting periods under HSR applicable to such Sales, or at such other time and/or place as the parties to such Sales may agree. The delivery of certificates or other instruments evidencing such Stock duly endorsed for transfer shall be made on such date against payment of the purchase price for such Stock.

     Section 17. Bring-Along Rights. (a) If, at any time prior to an IPO, so long as (i) the Stock Beneficially Owned by GSCP and its Affiliates constitutes at least 35% of the outstanding Common Stock of the Company,
(ii) GSCP is the largest stockholder of Common Stock of the Company (provided that Mitsubishi and TEPCO International will be treated as a single stockholder for such purpose) and (iii) GSCP and its Affiliates have previously Sold no more than 60,000 shares of Common Stock other than to GSCP or Affiliates of GSCP, in the event that, following compliance with the provisions of Section 8 hereof, GSCP shall propose to Sell for cash in a single Sale (including a series of transactions pursuant to a single agreement) to any single Person (including Affiliates of such Person) who is not Affiliated with GSCP and its Affiliates (a "Non-Affiliated Party"), all of its Stock Beneficially Owned by it and its Affiliates and, immediately following the consummation of such Sale, such Non-Affiliated Party shall Beneficially Own 50% or more in aggregate of the then outstanding Common Stock (excluding any Common Stock purchased by the Non-Affiliated Party as a result of GSCP's exercise of its rights pursuant to this Section 17) (any such transaction being referred to herein as an "Exit Sale"), then GSCP shall use its commercially reasonable efforts to cause the Non-Affiliated Party to submit two bids to the Stockholders as follows: (i) a bid (including purchase price) for the purchase of all of the Stock Beneficially owned by the Stockholders and their Affiliates (the "Whole Company Bid") and (ii) a bid (including purchase price) for the purchase of all of the Stock Beneficially owned by the Stockholders and their Affiliates, excluding Mitsubishi, TEPCO International and their respective Affiliates (the "Partial Company Bid").

          (b) If the price per share to be paid in the Partial Company Bid is less than the price per share to be paid in the Whole Company Bid, GSCP, in its sole discretion, may elect to require all of the Stockholders and their respective Affiliates to Sell all, but not less than all, of the Stock Beneficially Owned by each of them concurrently with such Exit Sale to such Non-Affiliated Party at the same purchase price per share (and, in the case of Common Stock Equivalents, such purchase price per share net of any exercise price multiplied by the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such Common Stock Equivalent) and upon the same terms and subject to the conditions of the Exit Sale as set forth in the Whole Company Bid. If the price per share to be paid in the Partial Company Bid is equal to or greater than the price per share to be paid in the Whole Company Bid, GSCP, in its sole discretion, may elect to require the Stockholders and their respective Affiliates (excluding Mitsubishi, TEPCO International and their respective Affiliates, provided that Mitsubishi and TEPCO International and their respective Affiliates may exercise their rights under Section 16 with respect to any Sale by the Other Stockholders and their Affiliates) to Sell all of the Stock Beneficially Owned by each of them concurrently with such Exit Sale to such Non-Affiliated Party at the same purchase price per share (and, in the case of Common Stock Equivalents, such purchase price per share net of any exercise price multiplied by the number of shares of Common Stock issuable upon the conversion, exchange or exercise of such Common Stock Equivalent) and upon the same terms and subject to the conditions of the Exit Sale as set forth in the Partial Company Bid.

          (c) Until the earlier of (i) an IPO, (ii) April 30, 2001 and
(iii) the date which is thirty (30) days after the Company's delivery to the Stockholders of an audited balance sheet of the Company and its subsidiaries as at December 31, 2000 and audited statements of operations, cash flow and stockholders' equity for the fiscal year then ended, if the price per share payable in the Exit Sale to Mitsubishi and TEPCO International pursuant to a Whole Company Bid as to which GSCP has made the election set forth in the first sentence of Section 17(b) is more than $1,000 but less than $1,550, the price per share payable to GSCP and Constellation in excess of $1,000 shall be reduced by an amount, allocated and paid to Mitsubishi and TEPCO International, such that the price per share payable to Mitsubishi and TEPCO International is equal to $1,550; provided, however, that a portion of the price per share payable after giving effect to the allocation described above to GSCP and Constellation shall only be allocated to Mitsubishi and TEPCO International to the extent that such allocation does not reduce the price per share payable to GSCP and Constellation below $1,000. This Section 17(c) shall not apply to any Sale by GSCP to (i) Mitsubishi or its Affiliates or (ii) TEPCO International or its Affiliates, nor shall this Section 17(c) apply to any Person (or any of its Affiliates) who has purchased shares of Common Stock from Mitsubishi, TEPCO International or their respective Affiliates (the "Previously Sold Shares") with respect to such Previously Sold Shares.

          (d) The rights set forth in Section 17(a) shall be exercised by giving written notice (the "Section 17 Notice") to each Stockholder setting forth in detail the terms of the proposed Sale and the proposed closing date of the Exit Sale, which proposed date shall not be less than 15 or more than 60 days after such Section 17 Notice is delivered to the Stockholders.

          (e) All Sales of Stock to the Non-Affiliated Party pursuant to this Section 17 shall be consummated contemporaneously at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, 10004 on the later of (i) a Business Day not less than 15 or more than 60 days after the Section 17 Notice is delivered to the Stockholders or (ii) the fifth Business Day following the expiration or termination of all waiting periods under HSR applicable to such Sales, or at such other time and/or place as the parties to such Sales may agree. The delivery of certificates or other instruments evidencing such Stock duly endorsed for transfer shall be made on such date against payment of the purchase price for such Stock.

          (f) The availability or exercise of GSCP's rights (or failure to exercise GSCP's rights) under this Section does not affect the right of the Other Stockholders to exercise their rights under Section 16 herein after GSCP's exercise of its rights under this Section (or failure to exercise GSCP's rights).

     Section 18. Publicity. The transactions contemplated by this Agreement shall be kept confidential until made public by means of a press release. The press release (together with any associated communication materials relating to the Stockholders and the Company) and (subject to the next sentence) all other disclosures related to this Agreement and its terms and the transactions contemplated hereby which differ in any material manner from prior approved disclosures shall be agreed upon by all of the Stockholders. The press release shall be released promptly upon the agreement of the parties hereto.

     Section 19. Legend. Each Stockholder and the Company shall take all such action necessary to cause each certificate representing outstanding shares of Stock owned by a Stockholder to bear a legend containing the following (or substantially similar) words:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE ACT."

          "IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND VOTING SET FORTH IN THE STOCKHOLDERS' AGREEMENT DATED AS OF APRIL 26, 2000, AS AMENDED FROM TIME TO TIME, BY AND AMONG ORION POWER HOLDINGS, INC. (THE "COMPANY") AND THE PARTIES THERETO, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY."

     The requirement that the above securities legend be placed upon certificates evidencing shares of Stock shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in an underwritten public offering, (ii) when such shares are transferred pursuant to Rule 144 under the Securities Act or (iii) when such shares are transferred in any other transaction if the seller delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a "no-action" letter from the staff of the Securities and Exchange Commission, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. The requirement that the above legend regarding this Agreement be placed upon certificates evidencing shares of Stock shall cease and terminate upon the Sale of such shares of Stock pursuant to a Public Sale. Upon the consummation of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

     Section 20.  Representations and Warranties.
                  ------------------------------

     (a) Each party hereto represents and warrants to the other parties hereto as follows:

          (i) It has full power and authority to execute, deliver and perform its obligations under this Agreement.

          (ii) This Agreement has been duly and validly authorized, executed and delivered by it, and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

          (iii) The execution, delivery and performance of this Agreement by it does not (x) violate, conflict with, or constitute a breach of or default under its organizational documents, if any, or any material agreement to which it is a party or by which it is bound or (y) violate any law or regulation applicable to it and material to it, or any order, writ, judgment, injunction or decree applicable to it.

          (iv) No consent or approval of, or filing with, any governmental or regulatory body, other than the filings which may be required by
     (i) any Stockholder under HSR, in connection with any such Stockholder's satisfaction of its Capital Commitments hereunder and/or the acquisition of a Portfolio Asset, and (ii) the Federal Energy Regulatory Commission and/or applicable regulatory bodies, is required to be obtained or made by it in connection with the transactions contemplated hereby.

          (v) It is not a party to any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

     Section 21. Duration of Agreement. Subject to Section 8(b), the rights and obligations of a Stockholder under this Agreement shall terminate at such time as such Stockholder no longer is the beneficial owner of any shares of Stock. All terms of this Agreement shall survive until, by their respective terms, they are no longer operative, except that the terms of Sections 3, 4, 6.1, 6.2, 6.3, 6.5, 6.6, 7, 8, 9, 10, 12, 13 and 14 shall terminate upon the consummation of an IPO.

     Section 22. Further Assurances. At any time or from time to time, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

     Section 23. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Stockholder unless such modification, amendment or waiver is approved in writing by the Company, GSCP, Constellation, Mitsubishi and TEPCO International. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     Section 24. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 25. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     Section 26. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Stockholder and their respective successors, assigns, heirs and personal representatives, so long as they hold Stock. Except pursuant to a Sale of Stock in compliance with Section 8, no Stockholder shall have the right to assign its rights and obligations under this Agreement, without the consent of each of the other Stockholders; provided that each of GSCP, Constellation, DGC, DCI, MIC and TEPCO International may transfer and assign all or part of its rights and obligations under this Agreement to one or more of its Affiliates without the consent of the Company and all of the Stockholders. Upon any such assignment, such assignee shall have and be able to exercise all rights of the assigning Stockholder and shall be subject to all of the obligations of such assigning Stockholder. Notwithstanding anything herein to the contrary, GSCP shall have no right to assign its rights under Section 17 hereof to any party other than an Affiliate.

     Section 27.  Reserved.
                  --------

     Section 28. Counterparts. This Agreement may be executed in separate counterparts each of which, when executed and delivered, shall be an original and all of which taken together shall constitute one and the same agreement.

     Section 29. Remedies. Each Stockholder shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     Section 30. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or sent by facsimile or reputable overnight courier service (charges prepaid) to the Company, GSCP, Constellation, COSI, DGC, DCI, MIC and TEPCO International at the addresses set forth below and to any subsequent holder of Stock subject to this Agreement at such address as the Company maintains on its books and records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or on receipt.

     The Company's address is:         Orion Power Holdings, Inc.
                                       7 East Redwood Street
                                       10th Floor
                                       Baltimore, Maryland  21202
                                       Facsimile: (410) 234-0994
                                       Attention: General Counsel

                                       with a copy to:

                                       Fried, Frank, Harris, Shriver & Jacobson
                                       One New York Plaza
                                       New York, New York  10004
                                       Facsimile: (212) 859-4000
                                       Attention: Paul M. Reinstein, Esq.

     GSCP's address is:                GS Capital Partners II, L.P.
                                       85 Broad Street
                                       New York, New York 10004
                                       Facsimile: (212) 902-3000
                                       Attention: Ben Adler, Esq.

     Constellation's address is:       111 Market Place
                                       Suite 500
                                       Baltimore, Maryland 21202
                                       Facsimile: (410) 468-3499
                                       Attention:  David M. Perlman, Esq.

     COSI's address is:                Constellation Operating Services, Inc.
                                       111 Market Place, Suite 200
                                       Baltimore, Maryland  21202
                                       Facsimile: (410) 230-4849
                                       Attention: Secretary

     DGC's address is:                 Diamond Generating Corporation
                                       333 S. Grand Avenue, Suite 3000
                                       Los Angeles, California 90071
                                       Facsimile: 213-620-1170
                                       Attention: President

                                       with a copy to:

                                       Mitsubishi Corporation
                                       6-3, Marunouchi 2-chome, Chiyoda-ku
                                       Tokyo 100-8086, Japan
                                       Facsimile: 81-3-3210-4246
                                       Attention: Power & Traffic Project
                                                  Development Department

                                       with a copy to:

                                       Morgan, Lewis & Bockius LLP
                                       300 S. Grand Avenue, 22nd Floor
                                       Los Angeles, California 90071
                                       Facsimile: (213) 612-2554
                                       Attention: Richard A. Shortz, Esq.

     DCI's address is:                 Diamond Cayman, Inc.
                                       c/o Mitsubishi Corporation
                                       6-3, Marunouchi 2-chome, Chiyoda-ku
                                       Tokyo 100-8086, Japan
                                       Facsimile: 81-3-3210-4246
                                       Attention: MC/TOK (MD-B)

                                       with a copy to:

                                       Morgan, Lewis & Bockius LLP
                                       300 S. Grand Avenue, 22nd Floor
                                       Los Angeles, California 90071
                                       Facsimile: (213) 612-2554
                                       Attention: Richard A. Shortz, Esq.

     MIC's address is:                 Mitsubishi International Corporation
                                       520 Madison Avenue
                                       New York, New York
                                       Attention: Legal Department
                                       Facsimile: 212-605-1771

                                       with a copy to:

                                       Morgan, Lewis & Bockius LLP
                                       300 S. Grand Avenue, 22nd Floor
                                       Los Angeles, California 90071
                                       Facsimile: (213) 612-2554
                                       Attention: Richard A. Shortz, Esq.

     TEPCO International's
     address is:                       Tokyo Electric Power Company
                                       International B.V.
                                       Officia 1, De Boelelaan 7, 1083HJ
                                       Amsterdam, The Netherlands
                                       Facsimile: 31-20-642-7675
                                       Attention: BTM Trust (Holland) B.V.

                                       with a copy to:

                                       The Tokyo Electric Power Co., Inc.
                                       1-3 Uchisaiwai-cho 1-chome Chiyoda-ku
                                       Tokyo 100-0011 Japan
                                       Facsimile: 81-3-3596-8438
                                       Attention: Business Development Group
                                                  International Affairs
                                                  Department

                                       with a copy to:

                                       Morgan, Lewis & Bockius LLP
                                       300 S. Grand Avenue, 22nd Floor
                                       Los Angeles, California 90071
                                       Facsimile: (213) 612-2554
                                       Attention: Richard A. Shortz, Esq.

     Section 31. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     Section 32. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 33. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     Section 34. Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby regardless of any investigation made by, or on behalf of, any Stockholder.

     Section 35. No Inconsistent Agreements. Neither the Company nor any Stockholder shall take any action or enter into any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof.

     Section 36. Conflicting Agreements. Each Stockholder represents and warrants that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement, and no holder of Stock shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement.

     Section 37. Confidentiality. The Company and the parties hereto shall keep the existence and the terms of any non-competition agreement between the Company and any of the parties hereto strictly confidential unless (i) the disclosing party has received the advice of independent counsel that such disclosure is required by any law (including, without limitation, any judicial order) or other requirement of any governmental entity to which the disclosing party is subject (provided that prior to such disclosure, the disclosing party promptly advises and consults with the non-disclosing parties concerning the information it proposes to disclose), (ii) the disclosing party discloses such information to a potential purchaser of Company equity held by the disclosing party (provided that prior to such disclosure, the potential purchaser executes a confidentiality agreement imposing confidentiality obligations on such potential purchaser with respect to any non-competition agreement substantially identical to the confidentiality obligations imposed by this Section 37) or (iii) such information becomes publicly available (other than as a result of any act or omission by such disclosing party; provided that any disclosure by a party in breach of this Section 37 that results in information becoming publicly available shall not be excused).

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Stockholders' Agreement on the day and year first above written.

                                 ORION POWER HOLDINGS, INC.


                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 GS CAPITAL PARTNERS II, L.P.

                                 By:  GS Advisors, L.P., its general partner
                                 By:  GS Advisors, Inc., its general partner


                                 By:
                                     ------------------------------------


                                 CONSTELLATION ENTERPRISES, INC.


                                 By:
                                     ------------------------------------
                                     Name:  C. W. Shivery
                                     Title: President and Chief Executive
                                            Officer


                                 CONSTELLATION OPERATING SERVICES, INC.


                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 OTHER GS ENTITIES
                                 -----------------

                                 GS CAPITAL PARTNERS III, L.P.

                                 By:  GS Advisors III, L.P., its general partner
                                 By:  GS Advisors III, Inc., its general partner


                                 By:
                                     ------------------------------------


                                 STONE STREET FUND 1998, L.P.

                                 By:  Stone Street Advantage Corp.,
                                      its general partner


                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 BRIDGE STREET FUND 1998, L.P.

                                 By:  Stone Street Advantage Corp.,
                                      its managing general partner


                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                 BRIDGE STREET FUND 2000, L.P.

                                 By:

                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 STONE STREET FUND 2000, L.P.

                                 By:

                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                 GS CAPITAL PARTNERS II OFFSHORE, L.P.

                                 By:  GS Advisors II (Cayman), L.P.,
                                      its general partner
                                 By:  GS Advisors II, Inc., its general partner

                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                 GS CAPITAL PARTNERS III OFFSHORE, L.P.

                                 By:  GS Advisors III (Cayman), L.P.,
                                      its general partner
                                 By:  GS Advisors III, Inc., its general partner

                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 GOLDMAN, SACHS & CO. VERWALTUNGS GmbH
                                 (as nominee for GS Capital
                                  Partners II Germany C.L.P.)

                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                 and

                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 GOLDMAN, SACHS & CO. VERWALTUNGS GmbH
                                 (as nominee for GS Capital
                                  Partners III Germany C.L.P.)

                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                 and

                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 DIAMOND GENERATING CORPORATION



                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 DIAMOND CAYMAN, INC.



                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 MITSUBISHI INTERNATIONAL CORPORATION



                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                 TOKYO ELECTRIC POWER COMPANY INTERNATIONAL B.V.



                                 By:
                                     ------------------------------------
                                     Name:
                                     Title:

                                  ANNEX A

                                                   OWNERSHIP PERCENTAGE
                                                   --------------------
Constellation                                               27.322%
GSCP                                                        55.232%
Mitsubishi                                                  10.468%
TEPCO International                                          6.978%